EXHIBIT 99.1

February 10, 2005

Steven Wingfield (301) 564-3354
USEC website: www.usec.com

USEC Inc. Provides 2004 Financial Preview and 2005 Outlook

Bethesda, MD – USEC Inc. (NYSE: USU) today is providing a preview of its financial results expected for the fourth quarter and year ended December 31, 2004 based upon management’s preliminary and unaudited review. In addition, the Company is providing preliminary guidance for 2005. USEC plans to release its financial results for the fourth quarter and full year 2004 after the year-end independent audit is complete in March.

For the year ended December 31, 2004, USEC anticipates:

•	Revenue of approximately $1.4 billion

•	Net income in a range of $23 to $27 million, above guidance of $18 to $20 million

•	Spending for the American Centrifuge technology of approximately $65 million, including $59 million ($36 million after tax) that was expensed

•	Positive cash flow from operations of $18 million, above guidance of negative $45 to $55 million

•	Year-end cash balance of $175 million, above guidance of $115 to $125 million.

The Company had scheduled its earnings release for the week of February 7 with the expectation that it would also issue its Annual Report on Form 10-K by mid-February under an accelerated schedule. However, USEC is now considering a restatement of the financial statements for 2002 through 2004 involving the timing of when certain revenue was recognized over several quarterly periods. If the restatement occurs, the Company expects that net income previously reported for calendar 2002 and 2003 would each be reduced by approximately $1 million, and net income in 2004 would increase by approximately $2 million.

Outlook for 2005

USEC will provide more details on its guidance for 2005 when it releases its audited financial results for 2004. The highlights of this outlook are:

•	Total revenue of approximately $1.5 billion

•	Modestly improved average SWU price billed to customers

•	Net income in a range of $25 to $30 million, or 29 to 35 cents per share

•	Cash flow from operations in a range of $150 to $170 million

•	Year-end 2005 cash balance in a range of $200 to $220 million.

This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for the products and services of USEC and its subsidiaries, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementation of agreements with the Department of Energy regarding uranium inventory remediation and the use of centrifuge technology and facilities, satisfactory performance of the American Centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation and trade actions, USEC’s ability to renegotiate or replace revolving credit commitments by September 2005 and to refinance senior notes by January 2006, performance under U.S. government contracts and audits of allowable costs billed under U.S. government contracts, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

Please refer to our SEC filings, which can be accessed through the Company’s website, www.usec.com, for a more complete discussion of these factors.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.